Exhibit 99.1

   SERVICE CORPORATION INTERNATIONAL REPORTS FISCAL YEAR 2004 EARNINGS OF $.35
             PER DILUTED SHARE; RESTATES FINANCIAL RESULTS FOR FIRST
                             THREE QUARTERS OF 2004

    HOUSTON, April 1 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), the world's largest funeral and cemetery company, today reported net income for the fourth quarter 2004 of $25.9 million or $.08 per diluted share compared to net income of $30.4 million or $.10 per diluted share in the same period of 2003. Net income for fiscal 2004 was $113.7 million or $.35 per diluted share compared to net income of $85.1 million or $.28 per diluted share in the same period of 2003. We have restated our results for the first three quarters of 2004 related to non-cash adjustments primarily made as a result of ongoing projects to verify our trust assets and preneed backlog records. Although the restatement had a material impact in the first three quarterly periods of 2004, the net effect of the restatement reduced 2004 pretax income by less than $500,000 and had no impact on cash balances or cash flow. For a discussion of this restatement, see "Restatement of First Three Interim Periods of 2004" later in this press release.

    SCI's fourth quarter 2004 diluted earnings from continuing operations excluding special items were $23.4 million or $.07 per share. This compares to $38.0 million or $.12 per diluted share in the fourth quarter of 2003. Diluted earnings from continuing operations excluding special items in fiscal 2004 were $104.1 million or $.32 per share compared to $113.7 million or $.38 per share in 2003. Diluted earnings from continuing operations excluding special items is a non-GAAP financial measure. See a reconciliation to GAAP measures included in a separate section later in this press release.

    Diluted earnings from continuing operations excluding special items in 2004 reflect our ownership of funeral operations in France through March 11, 2004 when we successfully completed a sale of these businesses. These operations in France contributed $8.1 million or $.02 of earnings per share for our partial period of ownership in 2004, compared to $42.9 million or $.14 per share in the full year of 2003. Earnings in 2004 benefited from improvements in North America operations due to reductions in overhead costs and pension expenses, lower interest expense, and reduced general and administrative expenses due to the elimination of accelerated system amortization expenses, all of which are described in more detail later in this press release.

    Free cash flow was $205.8 million in fiscal 2004 compared to $220.0 million in 2003 and was within management's guidance of $200 to $245 million for the year. Decreases in free cash flow associated with the replacement of bonding with trust funding for new preneed sales in Florida, an extra cash payroll payment, and working capital increases were partially offset by an improved North America performance and reductions in interest and tax payments. Free cash flow is a non-GAAP financial measure. See our definition and calculation of free cash flow included in a separate section later in this press release.

    At December 31, 2004, total debt was $1.25 billion and cash on hand was $287.8 million. Total debt less cash and cash equivalents decreased by $496.3 million or 34% since December 31, 2003. This reduction is a result of strong operating cash flows and a successful asset divestiture and joint venture program that produced approximately $386 million of net cash proceeds. Our financing activities during the year further reduced our future interest payments, extended our maturities and increased our financial flexibility, continuing the progress we have made in improving our financial condition.

    We currently expect to report total debt and cash and cash equivalents at March 31, 2005 of approximately $1,245 million and $310 million, respectively. During the first quarter of 2005, we completed the sale of our businesses in Argentina and Uruguay for $21.6 million of net cash proceeds. These businesses were previously held as discontinued operations in 2004. No material gain or loss is expected as a result of this transaction as the asset values were adjusted to fair market value at December 31, 2004. Also, during the first quarter of 2005 we received a cash tax refund of $29.0 million resulting from certain federal tax carry-back losses.

    Commenting on 2004 results Tom Ryan, Chief Executive Officer and President said, "2004 was a year of considerable achievement for SCI. We demonstrated significant improvement in North American operating results, continued debt reduction and healthy cash flow. We also successfully completed the joint venture of our funeral operations in France and resolved key litigation matters. These favorable results in 2004 were followed by our announcement in February 2005 to initiate a quarterly cash dividend and to increase our existing $200 million share repurchase program by another $100 million. Our quarterly dividend of two and one-half cents per share will be paid on April 29, 2005 to holders of record at the close of business on April 15, 2005. As of today, we have repurchased 31.4 million shares at a total cost of $214 million or $6.82 per share under our share repurchase programs initiated in August 2004. "

    "Looking ahead, we believe many of the programs we have put in place in recent years have positioned us well for 2005. We remain focused on managing our costs, executing strategies centered on our national brand, developing our employees, and enhancing customer value. We will continue to concentrate on delivering shareholder value through the best use of our substantial free cash flow and our strong liquidity. In addition to paying a quarterly cash dividend and repurchasing our common stock, we intend to use our cash flow in 2005 to invest in our existing businesses and in growth opportunities."

    Restatement of First Three Interim Periods of 2004
    We have restated our results for the first three quarters of 2004 related to adjustments made as a result of certain verifications of our funeral and cemetery trust assets and funeral deferred revenues, deferred preneed cemetery contract revenues, operating leases and other various verification projects. A complete discussion of these adjustments is contained in Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K filed yesterday. This document can be obtained on our website at http://www.sci-corp.com. The net effect of the restatement decreases formerly reported pretax income in the first three quarters of 2004 by $0.3 million on a combined basis. Additionally, the restatement did not have an impact on previously reported or current cash balances or cash flows.

    Management, in consultation with the Audit Committee, concluded on March 30, 2005, that the previously issued financial statements for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, should no longer be relied upon. The Company and the Audit Committee have discussed with its independent accountants the matters affecting the restatement.

    The effect of the restatement on our previously reported consolidated statement of operations by category for the first three interim periods of 2004 and the cumulative adjustment for the years prior to January 1, 2004 is as follows.

In thousands

                                  Pre-2004(a)     Q1 2004        Q2 2004        Q3 2004         Total
                                 ------------   ------------   ------------   ------------   ------------
Increase (decrease)
 to previously
 reported pretax
 income

Effect of trust
 verifications                   $    (15,256)  $     (3,403)  $        409   $         --   $    (18,250)

Cemetery deferred
 revenue adjustments
  and out of quarter
   analysis                            20,796          2,184            905          3,933         27,818

Effect of operating
 lease adjustments                     (3,778)           (32)           (33)           (39)        (3,882)

Effect of other
 verification matters                  (1,346)         5,197         (7,731)        (2,069)        (5,949)
                                 ------------   ------------   ------------   ------------   ------------
 Total                           $        416   $      3,946   $     (6,450)  $      1,825   $       (263)
                                 ============   ============   ============   ============   ============

(a) This represents the cumulative adjustment related to periods prior to January 1, 2004 which we have recorded in our restated March 31, 2004 consolidated financial statements.

     The effect of the restatement of our previously reported unaudited consolidated statement of operations for the periods described above is included in the following table. Additionally, we concluded that the impact of these adjustments to the periods prior to January 1, 2004 were not material to our consolidated financial statements. As a result, we have recorded the net impact of the adjustments of approximately $416,000 as a correction of an error in Other operating expenses in the consolidated statements of operations within the first quarter of 2004.

(Dollars in millions, except per share amounts)

                              Quarter ended                 Quarter ended                  Quarter ended
                                 March 31,                    June 30,                     September 30,
                                  2004                          2004                           2004
                       ---------------------------   ---------------------------   ---------------------------
                            As             As             As             As             As             As
                         Reported       Restated       Reported       Restated       Reported       Restated
                       ------------   ------------   ------------   ------------   ------------   ------------
Selected
 consolidated
 statement of
 operations data:
 Revenues              $      586.1   $      589.4   $      432.1   $      432.1   $      403.4   $      404.6
 Costs and
 expenses              $      473.0   $      473.1   $      358.7   $      359.1   $      335.1   $      334.5
 Gross profits         $      113.1   $      116.3   $       73.4   $       73.0   $       68.3   $       70.1
 Operating
  income               $       97.7   $      100.5   $       57.0   $       50.5   $       39.7   $       41.5
 Income from
  continuing
  operations
  before income
  taxes and
  cumulative
  effects of
  accounting
  changes              $       71.4   $       74.3   $        7.9   $        1.4   $       16.4   $       18.2
 Benefit
 (provision)
  for income
  taxes                $        4.4   $        3.4   $        4.2   $        7.0   $       (4.1)  $       (4.7)
Cumulative
 effects of
 accounting
 changes (net
 of income
 taxes)                $      (48.1)  $      (47.1)  $         --   $         --   $         --   $         --
Net income             $       28.5   $       31.3   $       46.4   $       42.8   $       12.6   $       13.7
Basic and
 diluted
 earnings
 per share:
 Income from
  continuing
  operations
  before
  cumulative
  effects of
  accounting
  changes              $        .09   $        .10   $        .15   $        .14   $        .04   $        .04
 Net income            $        .09   $        .10   $        .15   $        .14   $        .04   $        .04

    North America Comparable Operating Results
    We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations as operations that were not acquired or constructed after January 1, 2003 or divested prior to December 31, 2004. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented.

In millions, except funeral services performed, average revenue per funeral service, and gross margin percentage

                                     Three Months Ended            Twelve Months Ended
                                         December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
FUNERAL
Funeral atneed revenue           $      180.5   $      195.3   $      721.8   $      743.6
Funeral recognized
 preneed revenue                         85.5           81.4          352.8          327.9
General agency revenue (1)                5.5            3.4           28.9           27.6
Kenyon revenue (2)                        0.4            3.7            3.4           11.9
                                 ------------   ------------   ------------   ------------
  Total Funeral Revenues         $      271.9   $      283.8   $    1,106.9   $    1,111.0

Funeral Gross Profits            $       44.2   $       52.6   $      215.5   $      212.3
Gross Margin Percentage                  16.3%          18.5%          19.5%          19.1%

Total funeral services
 performed                             62,511         66,784        252,232        257,591
Average revenue per
 funeral service (3)             $      4,255   $      4,143   $      4,260   $      4,159

CEMETERY
Cemetery atneed revenue          $       43.4   $       41.9   $      175.7   $      157.4
Cemetery recognized
 preneed revenue                         80.2           72.6          305.8          312.0
Trust income                             12.5            9.5           39.7           38.1
Other revenue (4)                        11.6           11.7           43.3           43.4
                                 ------------   ------------   ------------   ------------
  Total Cemetery Revenues        $      147.7   $      135.7   $      564.5   $      550.9

Gross Profits                    $       32.4   $       12.4   $      105.7   $       74.8
Gross Margin Percentage                  21.9%           9.1%          18.7%          13.6%

(1) General Agency ("GA") revenues are commissions we receive from third- party insurance companies when customers purchase insurance contracts from such third-party insurance companies to fund funeral services and merchandise at a future date.

(2) Kenyon International Emergency Services ("Kenyon") is our disaster response subsidiary that engages in mass fatality and emergency response services. Revenues and gross profits associated with Kenyon are subject to significant variation due to the nature of their operations.

(3) Average revenue per funeral service is calculated as total funeral revenues (less GA revenue and Kenyon revenue) divided by total funeral services performed. In the calculation of average revenue per funeral service, GA revenue and Kenyon revenue are excluded from total funeral revenues to avoid distorting our averages of normal funeral case volume.

(4) Other cemetery revenue is primarily related to interest and finance charges earned on preneed installments contracts.

    In 2004, comparable North America operations represented approximately 90% of consolidated revenues and approximately 96% of consolidated gross profits. The following discussion of results of operations pertains to comparable North America operations only.

    Fourth Quarter 2004

     * Funeral gross profits declined $8.4 million to $44.2 million.

      - Funeral revenues were down $11.9 million predominantly due to a 6.4% decrease in total funeral services performed. Also contributing to the decline was a reduction in Kenyon revenues of $3.3 million, which was somewhat offset by a $2.1 million increase in GA revenues.

      - The funeral gross profit decline is primarily the result of lower revenues discussed above partially offset by reduced overhead and pension expenses. The funeral gross margin percentage was 16.3% compared to 18.5% in the prior period.

      - The average revenue per funeral service grew 2.7%. We continue to see a strong positive trend in average revenue, particularly with the funeral contracts we are servicing from our preneed backlog. The fourth quarter of 2004 represents the eighteenth consecutive quarter that we have reported an increase in our average revenue per funeral service.

      - The cremation rate increased to 39.6% versus 38.9% in the same period of 2003.

     * Cemetery gross profits more than doubled, increasing $20.0 million to $32.4 million.

      - Cemetery revenue increased $12.0 million or 8.8% primarily due to increased recognition of property that was sold in 2004 and constructed during the fourth quarter of 2004. This is mainly attributable to the success of our focus on developing and selling high end cemetery property such as private family estates. We also experienced increased atneed sales of property and merchandise delivered and higher income from our preneed merchandise and services trust fund.

      - Cemetery gross profits increased 161% from the prior period and benefited from an increase in revenues and reductions in overhead and maintenance costs. Cemetery gross margins climbed to 21.9% from 9.1%.

    Fiscal Year 2004 Highlights

     * Funeral

      - Funeral revenues declined $4.1 million or less than 1% from the prior year primarily due to an $8.5 million decrease in revenues from Kenyon and a decline in funeral volume, which was partially offset by an increase in the average revenue per funeral service and a $1.3 million increase in GA revenue. Kenyon revenues were higher in 2003 than in 2004 primarily due to activity associated with the World Trade Center disaster.

      - An increase of 2.4% in the average revenue per funeral service helped to offset a 2.1% decline in the number of funeral services performed. We achieved an increase in average revenue per funeral service mainly due to an expansion in our product and service offerings which helped to overcome a 100 basis point increase in the rate of cremation. The cremation rate grew to 40.0% in 2004 from 39.0% in 2003.

      - Despite a decline in revenues, funeral gross profits improved 1.5% mainly as a result of reduced overhead and pension expenses, which were partially offset by declines in Kenyon revenue described above. The funeral gross margin percentage improved to 19.5% compared to 19.1% in the prior year and was just below our guidance range for 2004 of 20% to 24%.

     * Cemetery

      - Total cemetery revenues increased $13.5 million or 2.5% from the prior year to $564.5 million. This exceeded our original expectations and was primarily a result of an increase in revenues associated with new development projects (particularly private family estates) that were sold and constructed during 2004.

      - Cemetery gross profits increased 41.3% or $30.9 million and benefited from an increase in revenues and reductions in overhead costs and maintenance expenses. The cemetery gross margin percentage grew to 18.7% from 13.6% in the prior year and exceeded our guidance range for 2004 of 13% to 17%.

    Overhead and Pension Expenses
    The improvement in funeral and cemetery gross profits in 2004 compared to 2003 is largely a result of a reduction in overhead expenses and pension expenses. Overhead expenses from our field management and support offices and our home offices are allocated to funeral and cemetery operations in North America. These overhead expenses were reduced by $12.7 million or 33.4% in the fourth quarter and $40.1 million or 26.3% in fiscal 2004 compared to 2003.

    Beginning in late 2002 and continuing through 2003, we moved to reduce our fixed costs by reformulating our infrastructure. We redesigned our sales organization, improved business and financial processes, and outsourced certain of our accounting functions. In 2003 and continuing through 2004, we implemented a new information system in our field locations. In late 2003, we eliminated the dual management structures of sales and operations and replaced them with a single-line business management structure. In addition to reducing costs, this new structure now has our strongest business managers focused on producing favorable financial results in each of our markets.

    Pension income and expense, of which a portion is included in funeral and cemetery expenses and a portion in general and administrative expenses, is related to our frozen cash balance pension plan and our supplemental retirement plans for certain current and former employees. We recognized net pension income of $0.3 million in 2004 compared to net pension expense of $17.6 million in 2003. This difference arises primarily because we used different accounting methods in determining pension expense in each year. Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and obligations to recognize such gains and losses as they are incurred. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years. We believe the new method of accounting better reflects the economic nature of our pension plans and recognizes gains and losses on the pension plan assets and liabilities in the year the gains or losses occur.

    Other Consolidated Results
     * General and administrative expenses declined $37.1 million in the fourth quarter of 2004 and declined $47.2 million in fiscal 2004 compared to 2003.

      - The decline of $37.1 million in the fourth quarter of 2004 was due primarily to a $35.4 million decrease in expenses associated with the settlement of certain litigation matters. In the fourth quarter of 2004, we recognized expenses of $12.8 million related to the settlement of the
        T. Rowe Price lawsuit compared to expenses of $48.2 million in 2003 related to the class-action settlement in Florida.

      - The decline of $47.2 million in fiscal 2004 is mainly due to a $34.1 million decrease in litigation related expenses and a $13.8 million decrease in amortization expenses. In 2004, we recognized litigation expenses (net of insurance recoveries) of $61.1 million compared to $95.2 million in 2003. Additionally, in 2003 we recognized $13.8 million of accelerated system amortization expense that is not included in 2004. During the year we experienced approximately $6 million of increased costs associated with Sarbanes-Oxley compliance efforts that were offset by reductions in information technology and other expenses.

     * Gains and impairment (losses) on dispositions, net was a net pretax loss of $7.4 million in the fourth quarter of 2004 primarily associated with certain dispositions in North America. For the full year 2004, we recognized a net pretax gain of $25.6 million consisting of gains from the sale of our equity and debt holdings in our former United Kingdom company and the joint venture of our French funeral operations, partially offset by net losses associated with certain dispositions in North America. We recognized a net pretax gain of $44.0 million in the fourth quarter of 2003 and $49.4 million in the full year 2003 primarily related to the sale of our equity holdings in our former operations in Australia and Spain.

     * Interest expense was $10.2 million lower in the fourth quarter of 2004 compared to the third quarter of 2003. For the year, interest expense declined $20.4 million or 14.7% to $118.2 million. Interest expense reported in 2004 and 2003 reflects a reclassification of surety bond premium costs from interest expense to other expense to better reflect the nature of the expense. Surety bond premium costs were $4.0 million in 2004 compared to $4.1 million in 2003. During the year we continued to reduce our debt and improve our financial condition. In addition to paying 2004 scheduled maturities in April and December, debt was reduced due to the redemption in June 2004 of our convertible notes originally due 2008, and the successful tender offer in April 2004 of our notes originally due 2005, partially offset by the issuance of new notes due 2016.

     * Other income was $3.4 million in the fourth quarter of 2004 compared to $10.8 in 2003. In fiscal 2004, other income was $16.1 million compared to $24.3 million in 2003. The components of other income for the years 2004 and 2003 were as follows:

       - Interest income was $13.5 million in fiscal 2004 compared to $14.4 million in 2003.

       - Cash overrides received from a third party insurance provider related to the sale of insurance funded preneed funeral contracts were $6.3 million in 2004 compared to $5.6 million in 2003.

       - In 2004 we recognized a $2.8 million foreign currency transactional loss associated with the payment of a contingent purchase obligation in Chile.

       - Surety bond premium costs were $4.0 million in 2004 compared to $4.1 million in 2003.

       - The remaining income of $3.1 million in 2004 and $8.4 million in 2003 is primarily related to net gains from foreign currency transactions.

     * We recognized other operating income of $0.4 million in fiscal 2004 for various adjustments made related to prior periods as a result of our verification projects and lease accounting issues described earlier. In 2003, we recognized other operating expenses of $9.0 million primarily related to severance costs.

     * The consolidated effective tax rate in 2004 was a benefit of 5.6% compared to an expense of 25.8% in 2003 and was favorably impacted by tax benefits realized from certain international dispositions, and tax benefits resulting from a change in estimated 2003 federal tax liabilities and state net operating losses. The effective tax rate for diluted earnings from continuing operations excluding special items was approximately 35% in 2004 compared to approximately 30% in 2003. In 2005, we expect the tax rate for continuing operations to be approximately 35%.

     * The diluted weighted average number of shares increased by approximately 44 million shares in fiscal 2004 compared to 2003. This is mainly due to the conversion in June 2004 of our convertible senior notes which resulted in the issuance of approximately 32 million shares which were anti-dilutive in 2003. The remaining share increase is related to dilutive outstanding stock options and the contribution of common stock to our 401(k) retirement plan, which was partially offset by share repurchases. In 2005, we intend to reduce the number of shares outstanding through our previously announced share repurchase programs as discussed in more detail below. Effective January 1, 2005, we also began contributing the employer match to our 401(k) plan solely in cash rather than newly issued shares of SCI common stock.

    Share Repurchase Program
    In February 2005, we announced the authorization of $100 million to repurchase our common stock, which was in addition to the $200 million existing share repurchase programs previously announced in August and November of 2004. As of March 30, 2005, we had repurchased 31.4 million shares at a total cost of $213.8 million under these programs. As of March 31, 2005, the remaining dollar value of shares that may be purchased under our share repurchase programs is approximately $86 million.

    We have made and intend to make purchases from time to time in the open market or through privately negotiated transactions, subject to acceptable market conditions and normal trading restrictions. There can be no assurance that we will buy our common stock under our share repurchase programs. Important factors that could cause us not to repurchase our shares include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

    Accounting Matters
    We are in discussions with the Staff of the Securities and Exchange Commission related to our accounting policies for preneed deferred selling costs. Similar to the accounting practices of certain other participants in the deathcare industry, we currently defer selling costs that vary with and are primarily related to the production of deferred revenues associated with preneed funeral trust contracts and preneed cemetery contracts. Other preneed selling costs are expensed in the period incurred. Deferred selling costs are included in Deferred charges and other assets in our balance sheet.

    We have concluded that these selling costs should be expensed in the period incurred rather than deferred. We will incur a non-cash pretax charge of approximately $312 million representing the write-off of deferred selling costs recorded on our balance sheet as of January 1, 2005. Additionally, if we had expensed these selling costs in 2004, our pretax income in 2004 would have been reduced by approximately $14 million. A change in the treatment of deferred preneed selling costs would have no impact on our cash position or cash flow.

    Non-GAAP Financial Measures

    Free Cash Flow
    Free cash flow is a non-GAAP financial measure. We define free cash flow as cash flows from operating activities (excluding certain special items such as any possible payments that could be made associated with the settlement of litigation matters or related insurance recoveries, any potential tax refunds, or potential contributions to our frozen cash balance pension plan) less capital improvements at our existing facilities. Free cash flow is not reduced by mandatory debt service requirements or by capital expenditures intended to grow revenues and profits such as the acquisition of funeral service locations or cemeteries in large or strategic North America markets, construction of high-end cemetery property (such as private family estates) or the construction of funeral home facilities on SCI-owned cemeteries, and the investment in contemporary merchandising displays in our funeral homes. Growth-oriented capital spending was $31.5 million in 2004 compared to $28.8 million in 2003.

    We believe that free cash flow provides useful information to investors regarding our financial condition and liquidity as well as our ability to generate cash for purposes such as reducing debt, expanding through strategic investments and repurchasing stock or paying dividends. While we believe free cash flow, as defined, is helpful in managing our business and provides useful information to investors, certain events may arise, financial or otherwise, which could require the use of free cash flow so that it would not be available for the purposes described above, as more fully described in our public filings with the Securities and Exchange Commission. Furthermore, free cash flow should be reviewed in addition to, but not as a substitute for, the data provided in our consolidated statement of cash flows.

    The following table provides a reconciliation between cash flows from operations and free cash flow, as defined.

(In millions)

                                     Three Months Ended            Twelve Months Ended
                                         December 31,                  December 31,
                                 ---------------------------   ---------------------------
                                     2004           2003           2004           2003
                                 ------------   ------------   ------------   ------------
Cash flows from operations       $      (75.4)  $       70.5   $      107.8   $      374.1
Less:  Unusual tax refund                  --             --             --          (94.5)
Add:   Settlement of
       significant legal
       matters, net of
       insurance recoveries             131.8            2.0          131.1           27.1
Add:   Repayment of insurance
       policy loan from
       retirement program                  --             --           11.4             --
Add:   Frozen cash balance
       pension plan
       contribution                        --             --           20.0             --
                                 ------------   ------------   ------------   ------------
Adjusted cash flows from
 operations
                                 $       56.4   $       72.5   $      270.3   $      306.7

Less:  Capital improvements
       at existing
       facilities                       (17.4)         (24.3)         (64.5)         (86.7)
                                 ------------   ------------   ------------   ------------
Free cash flow                   $       39.0   $       48.2   $      205.8   $      220.0
                                 ============   ============   ============   ============

     * Free cash flow in the fourth quarter of 2004 declined $9.2 million.

       - In February 2004, we began trusting monies associated with new preneed contracts in Florida in lieu of surety bonding which resulted in a reduction to free cash flow of $3.5 million. Net deposits to preneed funeral and cemetery trusts for new sales in Florida were $3.5 million in the fourth quarter of 2004. No trust deposits were made for new Florida sales in 2003, as we used surety bonding for those sales.

       - In 2004, we incurred an extra bi-weekly cash payroll payment of $19.2 million during the fourth quarter of 2004 that did not occur in 2003. We also experienced an increase in working capital primarily associated with a decrease in accounts receivable collections.

       - Free cash flow in 2003 benefited from $2.2 million of free cash flow associated with our former French company (which was sold in March
         2004), consisting of $6.8 million of cash flow from operating activities less $4.6 million of capital improvement spending.

       - Partially offsetting the declines in free cash flow described above were reductions in interest payments of $16.0 million and decreased tax payments of $2.2 million.

     * Free cash flow in fiscal 2004 declined $14.2 million.

       - Free cash flow was reduced by $15.4 million as a result of our change to trust funding from surety bonding in Florida. Net deposits to preneed funeral and cemetery trusts for new sales in Florida were $15.4 million in 2004 compared to no trust deposits in 2003.

       - We experienced an increase in cash flows from working capital in 2004 primarily associated with a decrease in accounts receivable collections. We also incurred an extra cash payroll payment of $19.2 million during 2004. This extra bi-weekly payroll payment occurs every eleven years and is not expected to occur again until the year 2015.

       - Free cash flow from our former French operations was $15.5 million for the partial period of our ownership in 2004 compared to $8.6 million for the full year of 2003. Cash flow from operating activities associated with these French operations was $18.3 million compared to $33.0 million for the full year 2003. Capital improvements related to our French business were $2.8 million in the partial period of 2004 compared to $24.4 million in 2003.

       - Partially offsetting the declines in free cash flow described above were reductions in interest payments of $26.0 million, and decreased tax payments of $5.8 million.

    Diluted Earnings from Continuing Operations Excluding Special Items
    Diluted earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP measure provides a consistent basis for comparison between periods and better reflects the performance of our core operations, as it is not influenced by certain non-recurring income and expenses. We also believe this measure helps facilitate comparisons to competitors' operating results.

    Set forth below is a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures. We do not intend for the information to be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

                                                           Three Months Ended
                          ---------------------------------------------------------------------------------------
                                      December 31, 2004                            December 31, 2003
                          ------------------------------------------   ------------------------------------------
(In millions, except
diluted EPS and diluted    Operating          Net          Diluted       Operating        Net          Diluted
weighted average shares)     Income         Income           EPS          Income         Income          EPS
-----------------------   ------------   ------------   ------------   ------------   ------------   ------------
As Reported               $       37.1   $       25.9   $        .08   $       52.5   $       30.4   $        .10
Settlement of
 significant legal
 matters                          12.8            7.8            .02           48.2           31.9            .09
Gains and impairment
 losses on dispositions            7.4            5.9            .02          (44.0)         (29.1)          (.08)
Other operating
 income/expense                     --             --             --            7.3            4.8            .01
Loss/gain on early
 extinguishment of debt             --             --             --             --            0.5            .00
Income tax benefit
 from state net
 operating losses                   --           (7.9)          (.02)            --             --             --
Discontinued operations             --           (8.3)          (.03)            --           (0.5)          (.00)
                          ------------   ------------   ------------   ------------   ------------   ------------
Diluted earnings from
 continuing operations
 excluding special
 items                    $       57.3   $       23.4   $        .07   $       64.0   $       38.0   $        .12
Diluted weighted
 average shares                                              332,366                                      348,804
Interest add back                                       $         --                                 $        4.0

                                                           Twelve Months Ended
                          ---------------------------------------------------------------------------------------
                                      December 31, 2004                            December 31, 2003
                          ------------------------------------------   ------------------------------------------
(In millions, except
diluted EPS and diluted     Operating         Net         Diluted        Operating        Net          Diluted
weighted average shares)      Income        Income          EPS            Income        Income          EPS
-----------------------   ------------   ------------   ------------   ------------   ------------   ------------
As Reported               $      229.6   $      113.7   $        .35   $      224.3   $       85.1   $        .28

Settlement of
 significant legal
 matters                          61.1           38.7            .11           95.2           61.0            .21
Gains and impairment
 losses on
 dispositions                    (25.6)         (53.6)          (.16)         (49.4)         (32.5)          (.11)
Other operating
 income/expense                   (0.4)          (0.2)          (.00)           9.0            5.9            .02
Loss/gain on early
 extinguishment of debt             --           10.5            .03             --           (0.7)          (.00)
Other income/expense
 Interest income-
  United Kingdom note
  receivable                        --           (2.7)          (.01)            --             --             --
 Net gain on corporate
  investments                       --             --             --             --           (2.6)          (.01)
 Foreign currency
  transaction loss                  --            2.3            .01             --             --             --
 Income tax benefit from
  state net operating
  losses                            --           (7.9)          (.02)            --             --             --
Discontinued operations             --          (43.8)          (.13)            --           (2.5)          (.01)
Cumulative effect of
 accounting changes                 --           47.1            .14             --             --             --
                          ------------   ------------   ------------   ------------   ------------   ------------
Diluted earnings from
 continuing operations
 excluding special
 items                    $      264.7   $      104.1   $        .32   $      279.1   $      113.7   $        .38

Diluted weighted
 average shares                                              344,675                                      300,790
Interest add back                                       $        6.4                                 $         --

    Conference Call and Webcast
    Management will host a conference call on Friday, April 1, 2005, at 10:00 a.m. Central time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (913) 981-4910. The conference call will also be broadcast live via the Internet and can be accessed through our website at http://www.sci-corp.com. A replay of the conference call will be available through April 14, 2005 and can be accessed at
(719) 457-0820 with the confirmation code of 9631604. Additionally, a replay of the conference call will be available on our website for approximately ninety days on the Investors page under the subheading "Conference Calls" at http://www.sci-corp.com/ConfCalls.html. This earnings release will also be available on our website on the Investor Relations page under the subheading "News" at http://www.sci-corp.com/InvestorsMenu.html.

    Annual Shareholders' Meeting
    SCI will hold its annual meeting of shareholders on May 12, 2005, at 10:00 a.m. Central time. The meeting will take place in the auditorium of the American Funeral Service Training Center located at 415 Barren Springs Drive in Houston, Texas.

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us, or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

     * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

     * Our inability to certify the effectiveness of our internal controls over financial reporting and an adverse attestation report from our auditors, and our ability to successfully remediate in 2005 any identified deficiencies in our internal controls.

     * The outcomes of pending lawsuits and proceedings against us described more fully in our Securities and Exchange Commission filings.

     * We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and the removal of such accruals will be recognized through our consolidated tax provision at the time of resolution.

     * The outcome of a pending Internal Revenue Service audit and future tax deductions resulting from potential asset sales.

     * Our ability to successfully implement our strategic plan related to producing operating improvements and strong cash flows.

     * Our ability to successfully implement our plan to reduce costs and increase cash flows associated with significant changes being made to our organization structure, process and quality of our sales efforts.

     * Changes to net income as a result of our ongoing reconciliation processes regarding our trust assets and preneed backlogs.

     * Consequences of the restatement of our financial results for the first three quarters of 2004.

     * Outcome of discussions with the SEC related to our accounting policies for preneed deferred selling costs.

     * Changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

     * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

     * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

     * Our ability to successfully complete our ongoing process improvement and system implementation projects, including the replacement of our North America point-of-sale information technology systems.

     * Our ability to successfully access surety and insurance markets at a reasonable cost.

     * Our ability to successfully exploit our substantial purchasing power with certain of our vendors.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is the leading provider of funeral and cemetery services in the world. We have an extensive network of businesses including 1,190 funeral service locations and 390 cemeteries in North America as of December 31, 2004. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.

    For additional information contact:

    Investors:  Debbie Young - Director / Investor Relations  (713) 525-9088

    Media:  Terry Hemeyer - Managing Director / Corporate Communications
    (713) 525-5497

                        SERVICE CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                               Three months ended           Twelve months ended
                                   December 31,                 December 31,
                           ---------------------------   ---------------------------
                               2004           2003           2004           2003
                           ------------   ------------   ------------   ------------
Revenues                   $    433,226   $    599,088   $  1,859,308   $  2,328,425
Costs and expenses             (358,180)      (515,659)    (1,524,810)    (1,966,460)
                           ------------   ------------   ------------   ------------
Gross profit                     75,046         83,429        334,498        361,965
                           ------------   ------------   ------------   ------------
General and
 administrative
 expenses                       (30,549)       (67,651)      (130,896)      (178,105)
Gains and impairment
 (losses) on
 dispositions, net               (7,390)        43,953         25,628         49,366
Other operating
(expense) income                     --         (7,280)           416         (9,004)
                           ------------   ------------   ------------   ------------
Operating income                 37,107         52,451        229,646        224,222

Interest expense                (23,520)       (33,739)      (118,188)      (138,625)
(Loss) gain on early
 extinguishment
 of debt                             --           (763)       (16,770)         1,315
Other income, net                 3,352         10,798         16,110         24,307
                           ------------   ------------   ------------   ------------
Income from continuing
 operations before
 income taxes and
 cumulative effects
 of accounting changes           16,939         28,747        110,798        111,219
(Benefit) provision for
  income taxes                     (560)        (1,149)        (6,213)        28,666
                           ------------   ------------   ------------   ------------
Income from continuing
 operations before
 cumulative effects of
 accounting changes        $     17,499   $     29,896   $    117,011   $     82,553
Income from
 discontinued
 operations
 (net of income tax)              8,387            524         43,762          2,529
Cumulative effects of
 accounting changes                  --             --        (47,074)            --
                           ------------   ------------   ------------   ------------
   Net income              $     25,886   $     30,420   $    113,699   $     85,082
                           ============   ============   ============   ============
Basic earnings
 per share:
 Income from continuing
  operations before
  cumulative effects of
  accounting changes       $        .05   $        .10   $         37   $        .28
 Income from
  discontinued
  operations, net of tax            .03            .00            .14            .00
 Cumulative effects of
  accounting changes,
  net of tax                         --             --           (.15)            --
                           ------------   ------------   ------------   ------------
   Net income              $        .08   $        .10   $        .36   $        .28
                           ============   ============   ============   ============
Diluted earnings
 per share:
 Income from continuing
  operations before
  cumulative effects of
  accounting changes       $        .05   $        .10   $        .36   $        .28
 Income from
  discontinued
  operations, net of tax            .03            .00            .13            .00
 Cumulative effects of
  accounting changes,
  net of tax                         --             --           (.14)            --
                           ------------   ------------   ------------   ------------
   Net income              $        .08   $        .10   $        .35   $        .28
                           ============   ============   ============   ============
Basic weighted average
 number of shares               328,342        301,523        318,737        299,801
                           ============   ============   ============   ============
Diluted weighted
 average number of
 shares                         332,366        348,804        344,675        300,790
                           ============   ============   ============   ============

                        SERVICE CORPORATION INTERNATIONAL

                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except share amounts)

                                                                        December 31,
                                                               ---------------------------
                                                                   2004           2003
                                                               ------------   ------------
                 ASSETS
Current assets:
 Cash and cash equivalents                                     $    287,785   $    239,431
 Receivables, net                                                   102,156        229,839
 Inventories                                                         81,526        136,807
 Current assets of discontinued operations                           11,085          6,101
 Other                                                               50,945         61,146
                                                               ------------   ------------
      Total current assets                                          533,497        673,324
                                                               ------------   ------------

Preneed funeral receivables and trust investments                 1,264,600      1,229,765
Preneed cemetery receivables and trust investments 1,402,750      1,083,035
Cemetery property, at cost                                        1,506,782      1,524,847
Property, plant and equipment, at cost, net                         970,547      1,277,583
Non-current assets of discontinued operations                         4,367          3,217
Deferred charges and other assets                                   618,565        738,011
Goodwill                                                          1,169,040      1,195,422
Cemetery perpetual care trust investments                           729,048             --
                                                               ------------   ------------
                                                               $  8,199,196   $  7,725,204
                                                               ============   ============
      LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                      $    221,877   $    449,497
 Current maturities of long-term debt                                75,075        182,682
 Current liabilities of discontinued operations                       7,111          7,600
 Income taxes                                                         7,850         29,576
                                                               ------------   ------------
      Total current liabilities                                     311,913        669,355
                                                               ------------   ------------
Long-term debt                                                    1,178,885      1,519,189
Deferred preneed funeral revenues                                   486,191      1,612,347
Deferred preneed cemetery revenues                                  801,065      1,575,352
Deferred income taxes                                               279,474        418,375
Non-current liabilities of discontinued operations                   58,225         53,930
Other liabilities                                                   429,103        349,698
Non-controlling interest in funeral and
 cemetery trusts                                                  2,095,852             --

Non-controlling interest in perpetual care trusts                   704,912             --

Stockholders' equity:
 Common stock, $1 per share par value,
  500,000,000 shares authorized,
  323,225,352 and 302,039,871 issued
  and outstanding (net of 18,502,478 and
  2,469,445 treasury shares at par)                                 323,225        302,040
 Capital in excess of par value                                   2,395,057      2,274,664
 Unearned compensation                                               (2,022)            --
 Accumulated deficit                                               (824,364)      (938,063)
 Accumulated other comprehensive loss                               (38,320)      (111,683)
                                                               ------------   ------------
      Total stockholders' equity                                  1,853,576      1,526,958
                                                               ------------   ------------
                                                               $  8,199,196   $  7,725,204
                                                               ============   ============

                        SERVICE CORPORATION INTERNATIONAL

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                    Years ended December 31,
                                           ------------------------------------------
                                               2004           2003           2002
                                           ------------   ------------   ------------
                                                                          (Restated)
Cash flows from operating activities:
Net income (loss)                          $    113,699   $     85,082   $   (232,486)
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
  (Income) loss from discontinued
    operations, net of tax                      (43,762)        (2,529)        14,768
  (Gains) loss on early
   extinguishments of debt                       16,770         (1,315)        (6,660)
  Cumulative effects of
   accounting changes, net of tax                47,074             --        135,560
  Depreciation and amortization                 145,293        161,058        179,731
  Provision for deferred income taxes            19,232          4,067        106,393
  (Gains) and impairment losses
   on dispositions, net                         (25,628)       (49,366)       161,510
  Other operating (income) expense                 (416)         9,004         94,910
  Payments on restructuring charges             (14,000)       (14,155)       (12,806)
  Litigation payments, net of
   recoveries                                  (164,566)       (30,782)       (13,014)
  Change in assets and
   liabilities, net of effects
   from acquisitions and
   dispositions:
    Decrease (increase) in
     receivables                                 46,014        (53,630)         3,022
    Decrease (increase) in other
     assets                                      10,119         67,726        (31,920)
    Increase in litigation accrual               60,800         99,420          7,512
    (Decrease) increase in payables and
      other liabilities                         (58,700)        94,683        (77,168)
    Net effect of preneed
     funeral production and
     maturities                                 (20,989)         4,061         26,743
    Net effect of preneed
     cemetery production and
     deliveries                                 (26,217)           986         (7,827)
    Other                                         1,378         (3,163)         2,619
                                           ------------   ------------   ------------
Net cash provided by
 operating activities from
 continuing operations                          106,101        371,147        350,887

Net cash provided by
 operating activities from
 discontinued operations                          1,704          2,961          1,285
                                           ------------   ------------   ------------
Net cash provided by
 operating activities                           107,805        374,108        352,172
Cash flows from investing
 activities:
  Capital expenditures                          (96,007)      (115,563)       (99,875)
  Proceeds from divestitures
   and sales of property and
    equipment                                    57,749         76,577         76,292
  Proceeds and distributions
   from joint ventures and
   equity investments, net
   of cash retained                             328,428         73,940        291,794
  Acquisitions, net of cash
   acquired                                      (1,807)            --             --
  Payment of contingent
   obligations to former owners
   of acquired business                         (51,749)            --             --
  Net withdrawals (deposits)
   of restricted funds and other                 53,185        (71,939)        58,883
                                           ------------   ------------   ------------
Net cash provided by (used in)
 investing activities from
 continuing operations                          289,799        (36,985)       327,094
Net cash used in investing
 activities from discontinued
 operations                                        (275)          (437)          (169)
                                           ------------   ------------   ------------
Net cash provided by
(used in) investing activities                  289,524        (37,422)       326,925
Cash flows from financing
 activities:
  Net decrease in borrowings
   under credit agreements                           --             --        (29,061)
  Payments of debt                             (177,648)       (90,980)       (74,234)
  Proceeds from long-term
   debt issued                                  241,444             --             --
  Early extinguishments of
   debt                                        (313,778)      (200,349)      (307,232)
  Settlement of debt-related
   options                                           --             --        (57,000)
  Proceeds from exercise of
   stock options                                 10,605             --             --
  Purchase of Company common
   stock                                       (110,258)            --             --
  Bank overdrafts and other                          --         (8,820)       (36,332)
                                           ------------   ------------   ------------
Net cash used in financing
 activities from continuing
 operations                                    (349,635)      (300,149)      (503,859)
                                           ------------   ------------   ------------
Net cash used in financing
 activities from discontinued
 operations                                          --             --         (1,623)
Net cash used in financing
 activities                                    (349,635)      (300,149)      (505,482)
                                           ------------   ------------   ------------
Effect of foreign currency                          660          2,269         (2,282)
                                           ------------   ------------   ------------

Net increase in cash and cash
 equivalents                                     48,354         38,806        171,333

Cash and cash equivalents at
 beginning of period                            239,431        200,625         29,292
                                           ------------   ------------   ------------
Cash and cash equivalents at
 end of period                             $    287,785   $    239,431   $    200,625
                                           ============   ============   ============

SOURCE  Service Corporation International
    -0-                             04/01/2005
    /CONTACT: Investors: Debbie Young, Director/Investor Relations, +1-713-525-9088; or Media: Terry Hemeyer, Managing Director/Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /FCMN Contact: Sandy.Bobo@sci-us.com /
    /Web site:  http://www.sci-corp.com